Exhibit 99.1

Destination XL Group, Inc. Announces Date for 2026 Annual Meeting of Stockholders

CANTON, Mass., November 2, 2026 – Destination XL Group, Inc. (NASDAQ: DXLG) (the “Company”), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and footwear, announced today that its 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) will be held on Thursday, December 17, 2026. The meeting will be held at the Company’s corporate headquarters located at 555 Turnpike Street, Canton, Massachusetts 02021. The formal portion of the 2026 Annual Meeting will commence at 11:30 a.m. Eastern Time and will be held in person only, with no remote participation or streaming.

The record date for determining stockholders entitled to notice of, and to vote at, the 2026 Annual Meeting is the close of business on November 13, 2026.

Because the date of the 2026 Annual Meeting is more than 30 days after the anniversary of the Company’s 2025 Annual Meeting of Stockholders, the deadlines for stockholder proposals and director nominations set forth in the Company’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2025, no longer apply. The Company has set the following new deadlines for the 2026 Annual Meeting:

Any stockholder proposal submitted for inclusion in the Company’s proxy materials for the 2026 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Corporate Secretary at the Company’s principal executive offices at 555 Turnpike Street, Canton, Massachusetts 02021 no later than the close of business on November 12, 2026, which the Company has determined is a reasonable time before it begins to print and send its proxy materials. Any such proposal must also comply with the requirements of Rule 14a-8.

Under the Company’s Fourth Amended and Restated By-Laws (the “By-Laws”), any stockholder who intends to bring business before the 2026 Annual Meeting outside of Rule 14a-8, or to nominate a person for election as a director, must deliver written notice to the Corporate Secretary at the address above no later than the close of business on November 12, 2026, which is the 10th day following the date of this press release. Any such notice must comply with the requirements of the By-Laws. Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the close of business on November 12, 2026.

Additional information regarding the 2026 Annual Meeting and the matters to be considered by stockholders will be included in the Company’s definitive proxy statement when filed with the SEC.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is

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headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Capital Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Investor Relations Contact:

investor.relations@dxlg.com
(603) 933-0541

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